Exhibit 21.1 Subsidiaries Of NetFabric Holdings, Inc.

                       Name Jurisdiction of Incorporation

NetFabric Corporation Delaware

UCA Services, Inc. New Jersey

Intrusion Detection Technologies, Inc. Florida

NetFabric Technologies India PVT Limited. India